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                                                 Exhibit 8
                                                 ----------

Commerce Bancshares, Inc.
1000 Walnut, 18th Floor
Kansas City, MO  64106

Fidelity Bankshares, Inc.
215 N. Main
Garden City, Kansas 67846

Fidelity Bankshares, Inc.  Shareholders

Re:  Commerce Bancshares, Inc. Acquisition of Fidelity Bankshares, Inc.

Ladies and Gentlemen:

     You have asked for our opinion about the Federal income tax consequences of the proposed acquisition of Fidelity Bankshares, Inc. ("Fidelity") by Commerce Bancshares, Inc. ("Commerce"). In our opinion, the proposed acquisition of Fidelity will constitute a tax-free reorganization within the meaning of section 368(a)(1)(A) (as amplified by Section 368(a)(2)(D)) of the Internal Revenue Code (the "Code").

                             Proposed Transactions
                             ---------------------

     Fidelity is a closely held bank holding company incorporated under the laws of Kansas. Fidelity has 381,992 shares of $5.00 par value voting common stock issued and outstanding. Fidelity has no other shares outstanding.

     Commerce is a publicly traded bank holding company incorporated under the laws of Missouri. Commerce's $5.00 par value voting common stock is its only outstanding stock. Commerce owns all of the outstanding stock of CBI-Kansas, Inc. ("CBI"), which is a bank holding company incorporated under the laws of Kansas.

     Under the Agreement and Plan of Reorganization among Commerce, Fidelity and CBI (the "Agreement"), Fidelity will merge with and into CBI pursuant to the laws of Kansas (the "Merger"). At the time of the Merger, each share of Fidelity common stock, except shares held by Commerce or any of its subsidiaries or by any dissenting Fidelity shareholder, will be converted into shares of Commerce common stock.


                                  Assumptions
                                  -----------

     In rendering our opinion, we have examined and relied on the accuracy and completeness of the information, covenants and representations contained in the Registration Statement of Commerce on Form S-4 (including Annex as thereto) (the "Registration Statement"), the Agreement and, originals or copies, certified or otherwise identified to our satisfaction, of such other documents as we have deemed necessary or appropriate, as the basis for our opinion. We have made certain assumptions which are described below. Our opinion is conditioned on,
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among other things, the accuracy of such information, covenants, representations and assumptions as of the time the Merger is consummated.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to us as originals, and the conformity with authentic originals of all copies of documents submitted to us. We have also assumed that the Merger will be consummated in accordance with the terms described in the Registration Statement.

     In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations promulgated under the Code, pertinent judicial authorities, interpretive rules by the Internal Revenue Service, and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based, could affect our conclusions. In addition, we have made the following assumptions:

     1. Except as provided in paragraph 17 hereof, Commerce voting stock is the sole consideration in the Merger. The fair market value of the Commerce common stock and other consideration received by each Fidelity shareholder in the Merger will be approximately equal to the fair market value of the Fidelity common stock surrendered in the Merger.

     2. Following the Merger, CBI will hold (i) at least 90 percent of the fair market value of Fidelity's net assets, and (ii) at least 70 percent of the fair market value of Fidelity's gross assets held immediately prior to the Merger. For this purpose, amounts paid to dissenters, amounts paid to shareholders in lieu of fractional shares and amounts used by Fidelity to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Fidelity will be included as assets of Fidelity immediately prior to the Merger.

     3. There is no plan or intention by shareholders of Fidelity who own 1 percent or more of the Fidelity common stock, and to the best knowledge of the management of Commerce and Fidelity, there is no plan or intention on the part of the remaining shareholders of Fidelity, to sell, exchange, or otherwise dispose of a number of shares of Commerce common stock received in the Merger that would reduce the transferring shareholders' ownership of Commerce's common stock received in the Merger to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the stock exchanged in the Merger. For this purpose, shares of Fidelity common stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Commerce common stock will be deemed dispositions reducing the percentage of Commerce common stock retained.

     4. Prior to the Merger, Commerce will hold all of CBI's outstanding stock and, after the Merger, Commerce will continue to hold all of CBI's outstanding stock.

     5. CBI has no plan or intention to issue additional shares of its stock that would result in Commerce's holding less than 80 percent of CBI's voting stock or less than 80 percent of any other classes of CBI stock.
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     6.   Except for fractional shares, neither Commerce nor any of its subsidiaries has any plan or intention to reacquire any of the Commerce voting stock issued in the Merger.

     7. Except as described in this paragraph, neither Commerce nor any of its affiliates has any plan or intention to liquidate CBI to merge CBI with or into another corporation; to sell or otherwise dispose of the stock of CBI except for transfers of stock to corporations controlled by Commerce; or to cause CBI to sell or otherwise dispose of any of its assets or any of the assets acquired in the Merger outside the ordinary course of business. As part of the acquisition, it is planned that Heritage Bank of Olathe, over 90% of which is owned by Fidelity, will merge into Commerce Bank, N.A., and all shareholders of Heritage Bank of Olathe (other than Fidelity and CBI) will receive cash for their shares. Various affiliates of Commerce or CBI may participate in mergers with Commerce or CBI in which the latter two corporations will survive.

     8. The liabilities of Fidelity assumed by CBI and the liabilities to which the transferred assets of Fidelity are subject at the time of the Merger were incurred in the ordinary course of business.

     9. Following the Merger, CBI will continue Fidelity's historic business or will use a significant portion of its historic business assets in a business.

     10. All parties will pay their respective expenses incurred in connection with the Merger.

     11. There is no intercorporate indebtedness existing between Fidelity and any other party to the Merger that was issued, acquired or will be settled at a discount.

     12. At the time of the Merger, Fidelity will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Fidelity that, if exercised or converted, would affect Commerce's acquisition or retention of 80 percent of Fidelity's voting stock or 80 percent of any other classes of Fidelity stock.

     13. None of the parties to the Merger is an investment company within the meaning of section 368(a)(2)(F)(iii) of the Code.

     14. During the five years prior to the Merger, neither Commerce nor any of its affiliates owned, directly or indirectly, any shares of the stock of Fidelity.

     15. On the date of the Merger, the fair market values of the assets of Fidelity transferred in the Merger will exceed the sum of the liabilities of Fidelity that are assumed in the Merger or to which transferred assets are subject.

     16. Fidelity is not under the jurisdiction of a court in any insolvency proceeding.
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     17. CBI will pay Fidelity's dissenting shareholders the value of their stock out of CBI's own funds. No funds will be supplied for that purpose, directly or indirectly, by Commerce, nor will Commerce directly or indirectly reimburse CBI for any payments to dissenters.

     18. The payment of cash to transferring shareholders in lieu of fractional shares of Commerce voting stock is not separately bargained for consideration, and is solely for the purpose of saving Commerce the expense and inconvenience of issuing fractional shares. The total amount of cash paid in lieu of fractional shares will not exceed one percent of the total consideration in the Merger. No shareholder will receive cash for fractional shares in excess of the value of one full share of Commerce voting stock in the Merger.

     19. None of the shares being issued in the Merger is consideration for the performance of services, and none of the compensation received by any shareholder employee of Fidelity will be allocable to any shares of stock exchanged. All compensation paid to shareholder employees will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

                                    Opinion
                                    -------

     Based on the assumptions set forth above, our examination of the Registration Statement and the Agreement, and such other investigations of fact and legal authorities as we have deemed necessary or appropriate, and subject to the conditions and limitations expressed elsewhere herein, it is our opinion that:

     1. The Merger of Fidelity into CBI will constitute a reorganization both within the meaning of Section 368(a)(1)(A) (as amplified by Section 368(a)(2)(D)) of the Code.

     2. Under section 354(a) of the Code, shareholders of Fidelity will not recognize gain or loss upon the conversion of their Fidelity stock to Commerce voting stock.

     3. Under section 358 of the Code, the basis of Commerce's voting stock in the hands of former shareholders of Fidelity will equal the basis of the stock exchanged.

     4. Under section 1223(l) of the Code, the holding period of Commerce voting stock received by shareholders (other than dealers) of Fidelity will include the holding period of the stock exchanged.

     5. The Merger will not affect the basis or holding period of the assets of Fidelity.

     6. Cash paid to holders of shares of Fidelity stock who dissent and cash paid to holders of shares of Fidelity in lieu of fractional shares will be treated as proceeds from sales of shares on which gain or loss will be recognized.

     Except as otherwise set forth above, we express no opinion to any party to the transactions as to the consequences of the consummation of the transactions described in this letter. We consent to the filing of this opinion as an exhibit to the Registration Statement and
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to references to the opinion and to Blackwell Sanders Peper Martin LLP in the
Prospectus. In giving this consent, we do not admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933. This opinion is solely for your benefit and may not be relied upon by any other person without our prior written consent.

                                        Very truly yours,

                                        /s/ Blackwell Sanders Peper Martin LLP